EXHIBIT 99.1

ENGlobal Reports Fourth Quarter and Fiscal Year 2013 Results

HOUSTON, March 14, 2014 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and automation services, today announced its financial results for the fourth quarter and fiscal year ended December 28, 2013.

Fourth Quarter 2013

Revenues in the fourth quarter of 2013 were approximately $25.3 million, a decrease of 51.4% from $52.1 million from the prior year period. ENGlobal reported net income of $0.4 million from continuing operations, or $0.02 per diluted share, for the quarter ended December 28, 2013, compared to a net loss of $2.5 million, or $(0.09) per diluted share, for the quarter ended December 29, 2012.

Fiscal Year 2013

Revenues for the year ended December 28, 2013 were $169.0 million, a decrease of approximately 25.8% from the $227.9 million posted for the year ended December 29, 2012. ENGlobal reported a net loss from continuing operations of $2.3 million, or $(0.08) per diluted share, for fiscal year 2013, compared to a net loss of $30.1 million from continuing operations, or $(0.32) per diluted share, for fiscal year 2012.

Management's Assessment

Mark A. Hess, ENGlobal's Chief Financial Officer, said: "During 2012 and 2013, we divested a large portion of our engineering operations and implemented a number of initiatives in order to restore profitability to our core operations. This is reflected in the decrease in our revenues, direct costs and SG&A expense year-over-year. While we are a smaller company, we are a more profitable one. Our remaining business is largely reflected in our fourth quarter 2013 results, which show an increase in our gross profit margins from approximately 10% to approximately 19% when comparing the 2012 and 2013 periods. The increase in gross profit was primarily a result of a changing mix of our business toward a higher percentage of upstream and automation activities, operating under high margin contracts, reducing the number of higher risk projects, and focusing on project execution. Our annualized fourth quarter 2013 SG&A expense was approximately $17 million, which is higher than we anticipate going forward yet significantly lower than fiscal year 2012. As a result of our increased margin and reduced expenses, our net income from continuing operations in the fourth quarter of 2013 was $362,000 as compared to a net loss from continuing operations of $2.5 million in the same period in 2012."

Mr. Hess continued. "Another sign of our major transformation is that we ended 2012 with approximately $738,000 in unrestricted cash and borrowings of $26.8 million, while we ended 2013 with approximately $4.0 million in unrestricted cash and an undrawn working capital facility as a result of the divestiture and subsequent liquidation of our non-core business units. Consequently, we believe that ENGlobal is in a much stronger financial position."

"ENGlobal turned a major corner in 2013, financially-speaking as well as in many other respects," said William A. Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. "Our employees are executing projects extremely well with what I believe is the best, collegial management team in our Company's history. As a result of our new culture, we are building long-lasting relationships with our valued clients, and growing into some exciting areas of activity. I would like to thank all of our stakeholders – our customers, employees and investors – for their ongoing support."

The following table illustrates the composition of the Company's revenue for the fiscal years ended December 28, 2013 and December 29, 2012:

	Year Ended				Year Ended
(dollars in millions)	December 28, 2013				December 29, 2012
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$123,740	73.2%	4.3%	(5.4)%	$168,930	58.5%	7.4%	(6.5)%
Automation	45,223	26.8%	12.9%	13.2%	58,986	20.4%	10.6%	3.4%
Discontinued Operations		%	%	%	60,822	21.1%	4.8%	(6.0)%
Consolidated	$168,963	100.0%	6.6%	(1.3)%	$288,738	100.0%	7.5%	(4.4)%

The following table illustrates the composition of the Company's revenue and profitability for the three months ended December 28, 2013 and December 29, 2012:

	Quarter Ended				Quarter Ended
(dollars in millions)	December 28, 2013				December 29, 2012
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$11,441	45.3%	15.1%	2.7%	$37,769	62.4%	8.7%	3.0%
Automation	13,813	54.7%	23.3%	18.8%	14,342	23.7%	14.5%	7.8%
Discontinued Operations		%	%	%	8,380	13.9%	(1.0)%	(5.2)%
Consolidated	$25,254	100.0%	19.0%	1.4%	$60,491	100.0%	10.3%	3.0%

The Company's Annual Report on Form 10-K for the year ended December 28, 2013 will be filed with the Securities and Exchange Commission today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of advanced automation, control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to execute to our internal performance plans such as our productivity improvement and cost containment initiatives; (2) our ability to comply with the terms under the new credit facility; (3) our ability to achieve profitability and sustainable positive cash flow from operations; (4) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (5) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services; (6) operational and political risks in Russia and Kazakhstan along the Caspian Sea, (7) our ability to achieve our business strategy while effectively managing costs and expenses; (8) the effect of changes in the price of oil and natural gas; (9) delays related to contract awards; (10) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations; (11) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies; (12) our ability to maintain adequate internal controls; (13) the effect on our competitive position within our market area in view of, among other things, competitive pricing pressure; and (14) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Financial Highlights
(in thousands, except per basic data)

	Quarter Ended		Year Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Operating revenues	$25,254	$52,111	$168,963	$227,916
Operating costs	20,467	46,741	147,661	209,196
Gross profit	4,787	5,370	21,302	18,720

Selling, general and administrative expenses	4,298	5,938	22,080	39,807
Operating loss	489	(568)	(778)	(21,087)

Other income (expense):
Other income (expense), net	570	--	975	(100)
Interest expense, net	(496)	(555)	(2,042)	(1,875)
Loss before provision for income taxes	563	(1,123)	(1,845)	(23,062)

Provision for income taxes	201	1395	428	7,001
Net loss from continuing operations	$362	$(2,518)	$(2,273)	$(30,063)
Income (loss) from discontinued operations	(3,651)	1,241	(716)	(3,538)
Net loss	(3,289)	(1,277)	(2,989)	(33,601)

Earnings (loss) per common share: basic and diluted
Income (loss) from continuing operations	$0.02	$(0.09)	$(0.08)	$(1.13)
Income (loss) from discontinued operations	$(0.14)	$(0.04)	$(0.03)	$(0.12)
Net Income (loss)	(0.12)	(0.05)	(0.11)	(1.25)

Weighted average shares used in computing earnings (loss) per share - basic and diluted:	27,041	26,951	27,041	26,883

Selected Balance Sheet Information (in thousands):			As of
			December 28, 2013	December 29, 2012
Unrestricted Cash			$3,955	$738
Working capital			13,275	13,303
Property and equipment, net			2,655	2,997
Total assets			45,801	78,687
Stockholders' Equity			22,483	25,299
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com